Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FOURTH QUARTER 2004 RESULTS

Boston, Massachusetts, March 10, 2005.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2004 results.  Net income for the quarter ended December 31, 2004 was $13.2 million, or $0.84 per diluted share, compared to $5.7 million, or $0.37 per diluted share, for the comparable 2003 period.  Net income for the year ended December 31, 2004 was $45.0 million, or $2.90 per diluted share, compared to $28.5 million, or $1.86 per diluted share, for 2003.  Safety’s book value per share increased to $19.70 at December 31, 2004 after paying $0.44 per share in dividends to investors during 2004, compared to $17.56 at December 31, 2003 after paying $0.34 per share in dividends during 2003.

Direct written premiums for the quarter ended December 31, 2004 increased by $12.7 million, or 10.7%, to $131.4 million from $118.7 million for the comparable 2003 period.  Direct written premiums for the year ended December 31, 2004 increased by $56.8 million, or 9.9%, to $628.3 million from $571.5 million for 2003.  The 2004 increase occurred primarily in our personal automobile line, which experienced a 6.1% increase in average written premium and a 3.5% increase in written exposures. In addition, our commercial automobile line’s average written premium increased by 6.0% and had a 5.6% increase in written exposures, while our homeowners line’s average written premium increased by 8.3%, which was partly offset by a 1.7% decrease in written exposures.

Net written premiums for the quarter ended December 31, 2004 increased by $13.5 million, or 11.5%, to $130.4 million from $116.9 million for the comparable 2003 period.  Net written premiums for the year ended December 31, 2004 increased by $51.9 million, or 9.2%, to $618.9 million from $567.0 million for 2003.  This was primarily due to the increase in direct written premiums.

Net earned premiums for the quarter ended December 31, 2004 increased by $13.2 million, or 9.5%, to $152.3 million from $139.1 million for the comparable 2003 period. Net earned premiums for the year ended December 31, 2004 increased by $52.1 million, or 9.6%, to $592.3 million from $540.2 million for 2003.  This was primarily due to the factors that increased direct written premiums, including increased premium rates on personal automobile, commercial automobile and homeowners product lines.

Investment income for the quarter ended December 31, 2004 was $6.9 million compared to $6.4 million for the comparable 2003 period. Investment income for the year ended December 31, 2004 was $27.2 million compared to $26.1 million for 2003.  Average cash and investment securities (at amortized cost) increased by $95.7 million, or 15.0%, to $734.6 million for the year ended December 31, 2004 from $638.9 million for 2003 due to a $53.5 million increase in average cash and a $42.2 million increase in average securities.  Net effective yield on the investment portfolio decreased to 3.7% during the year ended December 31, 2004 from 4.1% during 2003 due to management’s investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.  Our duration decreased to 3.4 years at December 31, 2004 from 4.2 years at December 31, 2003.

Net realized losses on investments were $0.1 million for the quarter ended December 31, 2004 compared to a $0.2 million gain for 2003.  Net realized gains on investments decreased to $1.3 million for the year ended December 31, 2004 from $10.1 million for 2003.

U. S. Generally accepted accounting principles (“GAAP”) loss, expense and combined ratios for the quarter ended December 31, 2004 were 68.8%, 25.2% and 94.0% compared to 78.4%, 23.0% and 101.4% for the comparable 2003 period.  GAAP loss, expense and combined ratios for the year ended December 31, 2004 were 71.8%, 24.5% and 96.3% compared to 77.9%, 24.2% and 102.1% for 2003.  The quarter and year ended December 31, 2004 combined ratios decreased by 7.4% and 5.8%, respectively, from the comparable 2003 periods primarily as a result of decreases in the loss ratios due to an increase in average written premium, a decrease in claim frequency in our personal automobile, commercial automobile and homeowners lines of business and favorable loss development primarily due to an improvement in Commonwealth Automobile Reinsurers (“CAR”) prior year results.

On December 31, 2004, the Massachusetts Commissioner of Insurance approved new rules governing CAR (the “Approved Rules”). In our press release of January 14, 2005, we updated our estimate of the financial impact the Approved Rules may have on us and we stated that a lawsuit had been filed by Commerce Insurance Company that seeks an order permanently enjoining enforcement and/or implementation of the Approved Rules.  Several insurance producers have been permitted to intervene as plaintiffs in this lawsuit and on February 1, 2005 these producers obtained an order from the Massachusetts Superior Court staying the enforcement or implementation of the Approved Rules pending the outcome of this litigation.  As a result, the Approved Rules are not currently in effect. At the present time we are unable to predict the outcome of this litigation.

On February 17, 2005, the Board of Directors approved and declared a $0.12 per share quarterly cash dividend on the issued and outstanding common stock, which will be paid on March 15, 2005, to shareholders of record at the close of business on March 1, 2005.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety expects to file its December 31, 2004 Form 10-K no later than March 16, 2005 and urges shareholders to refer to that document for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Approved Rules are successfully appealed by Commerce or one or more of our other competitors, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our prospectus in the registration statement on Form S-1 filed with the SEC on November 22, 2002.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form  10-K filed with the SEC on March 15, 2004. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2004	2003
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $650,159 and $654,175, respectively)	$663,509	$673,636
Equity securities, at fair value (cost: $1,037 and $0, respectively)	1,087	—
Total investment securities	664,596	673,636
Cash and cash equivalents	155,673	26,284
Accounts receivable, net of allowance for doubtful accounts	150,451	134,145
Accrued investment income	7,008	7,224
Taxes receivable	—	1,484
Receivable from reinsurers related to paid loss and loss adjustment expenses	18,980	47,503
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	84,167	73,539
Prepaid reinsurance premiums	43,402	33,474
Deferred policy acquisition costs	42,919	40,177
Deferred income taxes	12,679	8,692
Equity and deposits in pools	23,678	26,989
Other assets	2,892	3,149
Total assets	$1,206,445	$1,076,296

Liabilities
Loss and loss adjustment expense reserves	$450,897	$383,551
Unearned premium reserves	337,786	301,227
Accounts payable and accrued liabilities	43,684	37,497
Taxes payable	3,509	—
Outstanding claims drafts	16,832	20,045
Payable to reinsurers	16,990	45,338
Payable for securities purchased	10,972	—
Capital lease obligations	485	662
Debt	19,956	19,956
Total liabilities	901,111	808,276

Commitments and contingencies

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; and 15,500,052 and 15,259,991 shares issued and outstanding, respectively	155	153
Additional paid-in capital	114,070	111,074
Accumulated other comprehensive income, net of taxes	8,709	12,650
Promissory notes receivable from management	—	(34)
Retained earnings	182,400	144,177
Total shareholders’ equity	305,334	268,020
Total liabilities and shareholders’ equity	$1,206,445	$1,076,296

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share and share data)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Net earned premiums	$152,309	$139,065	$592,292	$540,248
Investment income	6,937	6,353	27,259	26,086
Net realized (losses) gains on investments	(42)	221	1,274	10,051
Finance and other service income	3,917	3,716	15,615	15,409
Total revenue	163,121	149,355	636,440	591,794

Losses and loss adjustment expenses	104,852	108,977	425,061	420,969
Underwriting, operating and related expenses	38,426	32,009	145,075	130,636
Interest expenses	192	150	672	646
Total expenses	143,470	141,136	570,808	552,251

Income before income taxes	19,651	8,219	65,632	39,543
Income tax expense	6,488	2,478	20,642	11,061
Net income	$13,163	$5,741	$44,990	$28,482

Earnings per weighted average common share:
Basic	$0.85	$0.38	$2.94	$1.87
Diluted	$0.84	$0.37	$2.90	$1.86

Cash dividends paid per common share	$0.12	$0.10	$0.44	$0.34

Weighted average number of common shares outstanding:
Basic	15,413,796	15,259,991	15,315,877	15,259,991
Diluted	15,666,663	15,385,024	15,526,892	15,340,047